Exhibit 99.2

Executive Version

AMENDMENT TO MASTER SEPARATION AGREEMENT

This AMENDMENT NO. 1 TO MASTER SEPARATION AGREEMENT, dated as of April 28, 2022 (this “Amendment”), is by and between Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia, Canada (“Parent”), and Bausch + Lomb Corporation, a company incorporated under the laws of Canada (“SpinCo”). Parent and SpinCo are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, on March 30, 2022, Parent and SpinCo entered into that certain Master Separation Agreement (the “MSA”); and

WHEREAS, pursuant to Section 11.14 of the MSA, the Parties desire to amend the MSA as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Amendments to the MSA. The Parties hereby agree to amend the MSA as follows:

a.	The Recitals and Article I of the MSA are hereby amended by deleting each reference to “the Contribution” contained therein.

b.	Article I of the MSA is hereby amended by adding the following definition in the appropriate alphabetical location:

“U.S. Tax Ruling” shall mean a private letter ruling from the U.S. Internal Revenue Service with respect to the U.S. federal income tax consequences of certain aspects of the Distribution and related transactions.”

c.	Section 4.3(a)(ii) of the MSA is hereby amended and restated in its entirety as follows:

“Parent shall have received (x) the U.S. Tax Opinion on terms consistent with the Arrangement Agreement, and such U.S. Tax Opinion shall not have been withdrawn or rescinded, and (y) at its sole election, a U.S. Tax Ruling on terms consistent with the Arrangement Agreement, and such U.S. Tax Ruling shall not have been withdrawn or rescinded.”

Section 2. Effectiveness of Amendment. Upon the execution and delivery of this Amendment, the MSA will thereupon be deemed to be amended as hereinabove set forth effective as of the execution and delivery of this Amendment, and this Amendment and the MSA will henceforth respectively be read, taken and construed as one and the same instrument.

Section 3. Miscellaneous.

a.

Each Party represents on behalf of itself as follows: (a) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Amendment and to consummate the transactions contemplated hereby; and (b) this Amendment has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

b.	Sections 11.1(a), 11.1(b), 11.2, 11.5, 11.6, 11.10, 11.14, 11.15 and 11.18 of the MSA are incorporated herein by reference, mutatis mutandis, and shall govern the terms of this Amendment.

c.	Except as specifically provided for in Section 1 of this Amendment, the MSA will remain unmodified. The MSA remains in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent and SpinCo have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

BAUSCH HEALTH COMPANIES INC.

By	/s/ Thomas J. Appio
Name:	Thomas J. Appio
Title:	CEO, Pharma Business

BAUSCH + LOMB CORPORATION

By	/s/ Joseph C. Papa
Name:	Joseph C. Papa
Title:	Chief Executive Officer

[Signature Page to Amendment to Master Separation Agreement]